Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ANSYS, INC.

ANSYS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Restated Certificate of Incorporation of the Corporation dated as of July 11, 1996, as amended by a Certificate of Amendment filed on June 20, 2006 and a Certificate of Amendment filed on May 11, 2011 (the “Restated Certificate”) is hereby amended as follows:

1.	The next to last sentence of Article VI, Section 3, of the Restated Certificate of Incorporation is hereby amended to delete the words “by a plurality of the votes cast at such meeting.”

2.	The remaining provisions of the Restated Certificate shall remain in full force and not be affected by this Certificate of Amendment to the Restated Certificate.

3.	This Certificate of Amendment to the Restated Certificate has been approved and adopted by the Corporation’s Board of Directors and has been duly adopted by vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of the Delaware General Corporation Law, including Section 242, and the provisions of the Restated Certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by James E. Cashman III, its President and Chief Executive Officer, this 18th day of May, 2012, which signature constitutes the affirmation or acknowledgment of such officer, under penalties of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated herein are true.

ANSYS, Inc.

By:	/s/ James E. Cashman III
James E. Cashman III
President and Chief Executive Officer